Exhibit 10.41

Quotation

Development of a *
*

QTE-USJ-0002.01

July 22, 2005

Confidential for Urigen, Inc.

Client Contact: Mike Flashner, Ph.D.
1701 Jackson Street, Suite 102
San Francisco, CA 94109
Phone: (650) 627-8140

Account Manager: Suzanne Dorsey	Technical Contact: Sharon Wu, Ph.D.
Phone: 209-834-0270	Phone: 858-547-7842

BioPharmaceuticat Product Development
Pharmaceutical Product Development
Clinical Packaging Services
Analytical Chemistry Services
Scientific and Regulatory Consulting
Pulmonary and Nasal Product Development
Clinical and Small Scale Commercial Manufacturing

*                    Filed under an application for confidential treatment.

Executive Summary

Cardinal Health PTS, LLC (“Cardinal Health”), by and through its Biotechnology and Sterile Life Sciences group, will perform formulation development for Urigen, Inc. (“Urigen”). The total cost for this project is currently estimated to be $ * over a period of approximately two to three months for development activities and * for stability testing.

Section 1.     Version History

Table 1:   Revisions

Version	Date Issued	Reason(s)
00	07/14/05	New Issue
01	07/22/05	Reduced the number of investigational hours to be performed with client approval in Section 6.3.

Section 2.     Scope of Work

A solution of * and * that has been alkalinized with *, * into the bladder, has been shown to immediately reduce symptoms of urgency and pain in patients suffering from interstitial cystitis. Significant symptom relief was achieved using both 1% and 2% * solutions.

Cardinal Health will acquire analytical methods necessary for product analysis.* stability will be evaluated on two dosage forms that will contain *mL of * (*%), * mL of * (* units per mL), with and without * mL of * %, at a * of *. The product will preferably consist of a * mL solution that is ready for *. A laboratory-scale * for manufacturing sterile drug product will also be developed by Cardinal Health.

2.1.     Safety

2.1.1.    Cardinal Health’s Responsibilities

Cardinal Health will assess all vendor and Urigen MSDSs and all handling data for the samples/materials associated with this project. When samples/materials are categorized as a Controlled Drug Substance (CDS) and/or Class 4 or above, the samples/materials will require special handling precautions and are subject to a Safety Handling Surcharge for all handling and analyses directly associated with the samples/materials.

2.1.2. Urigen’s Responsibilities

Urigen will provide an MSDS and all sample/material handling data for the samples/materials associated with this project. If samples/materials have any special handling considerations, Urigen will notify Cardinal Health prior to the initiation of the project.

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Direct: (858) 547-7800 • Facsimile: (858) 693-5989 • www.cardinal.com/pts
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*Filed under an application for confidential treatment.

2.2.     Methods/Documentation

2.2.1.    Cardinal Health’s Responsibilities

Cardinal Health will review all project-related documentation and methods received from Urigen associated with this project.

2.2.2. Urigen’s Responsibilities

Urigen will provide all available project-related documentation and methods to be used for this project.

2.3.     Sample/Materials

2.3.1.    Cardinal Health’s Responsibilities

Cardinal Health will, as necessary, log in all samples/materials according to current Standard Operating Procedures. Upon issuance of the final report or Certificate of Analysis, samples/materials will be stored in quarantine at Cardinal Health for a period of 30 days. After the 30-day quarantine, samples/materials will be disposed of at Cardinal Health unless notified otherwise by Urigen.

2.3.2.    Urigen’s Responsibilities

If available, Urigen will provide all samples/materials necessary to perform this project. The samples/materials should arrive at Cardinal Health with all proper documentation. If samples/materials are not available, Urigen will request Cardinal Health to purchase all necessary samples/materials needed to perform this project. If return shipment is requested, Urigen will notify Cardinal Health prior to the disposition of samples/materials.

Section 3.     Project Activities

3.1.     Cardinal Health’s Responsibilities

A.                      Acquire methods for the analysis of *

B.                      Evaluate * stability of * days. Time points will include time *, *, *, *, * and * Testing at each time point will include *

C.                      Develop a process for *

D.                      Manufacture non-GMP batch of probe formulation.

E.                        Conduct stability program on the non-GMP batch * *

3.2.     Urigen’s Responsibilities

Urigen will sign the Protocol and provide a technical contact that will be available for technical discussions and to make decisions that are needed in reference to this project. Urigen will not

9240 Trade Place, Suite 100 • San Diego, CA 92126
Direct: (858) 547-7800 • Facsimile: (858) 693-5989 • www.cardinal.com/pts
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*Filed under an application for confidential treatment.

use any samples/materials shipped from Cardinal Health for this project in a manner that is inconsistent with the scope of this project.

Section 4.     Specifications

4.1.               Cardinal Health’s Responsibilities

Cardinal Health will document the specifications in the Protocol.

4.2.     Urigen’s Responsibilities

Urigen will provide all specifications necessary to perform this project.

Section 5.     Scheduling/Deliverables

5.1.               Scheduling

Cardinal Health must receive a signed Quotation, containing Standard Terms and Conditions, a Purchase Order number, a signed Protocol, and all samples/materials in order for this project to be scheduled. Once scheduled, Urigen will be notified by Cardinal Health of the anticipated start and completion date of the project activities.

Rush services are available at Urigen’s request, if rush services are requested, additional costs will be incurred, ranging from 10 to 100% of the project cost and depending upon on the lead-time provided and Urigen-requested turnaround time.

5.2.     Communication

In order to establish a collaborative relationship between Urigen and Cardinal Health, Cardinal Health will appoint a Project Coordinator to serve as a point of contact for Urigen and to oversee progress on this project. Upon initiation of the project, Cardinal Health and Urigen will establish a communication plan, if requested, that may include conference calls and visits.

5.3.     Deliverables

A report or Certificate of Analysis will be issued upon completion of the project activities or at the end of each project phase.

9240 Trade Place, Suite 100 • San Diego, CA 92126
Direct: (858) 547-7800 • Facsimile: (858) 693-5989 • www.cardinal.com/pts
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Section 6.     Cost Proposal

6.1.     Project Cost

Table 2:   Total Estimated Project Costs

Cardinal Health Activity	Estimated Cost
Project Initiation Fee	Waived
Acquisition of Analytical Methods (for the analysis of * *	$	*
* Stability Study	$	*
Development of *	$	*
Manufacture of Small Scale non-GMP Batch	$	*
Stability Testing of non-GMP batch (details are provided in Table 3)	$	*
Total Estimated Protect Cost =	$	*

Table 3:   Stability Cost Table

Test Interval *
Condition	T0		*		*		*		*
Drug Product Storage at *			$	*	$	*	$	*	$	*
Drug Product Storage at *	$	*	$	*	$	*	$	*	$	*
Drug Product Storage at *			$	*	$	*	$	*	*
Total Cost per Timepoint =	$	*	$	*	$	*	$	*	$	*
Stability Testing Subtotal =							$		*

NOTE: The pricing for the accelerated conditions ($* per time point) in the cost table above is provided under the assumption that analysis will be performed concurrently with samples from the * condition.

6.2.     Additional Fees

If copies of raw data are requested in the course of an active project, Urigen will be invoiced at $150/hour for time required to generate and compile the data.

All requested samples/materials purchased by Cardinal Health for this project will be invoiced to Urigen, at cost. Non-standard or special instrumentation or equipment required solely for Urigen’s project will be invoiced to Urigen following Urigen approval.

6.3.     Revisions to Pricing

Cardinal Health reserves the right to revise quoted costs for any project as a result of initial scope change, revisions in Protocols, modifications of test methods, final review of test

9240 Trade Place, Suite 100 • San Diego, CA 92126
Direct: (858) 547-7800 • Facsimile: (858) 693-5989 • www.cardinal.com/pts
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*Filed under an application for confidential treatment.

methods, undocumented requirements, retesting or resynthesis, or any unforeseen difficulty in executing the project. The additional work will be performed based on written agreement from Urigen and will be documented on a Cardinal Health Quotation Amendment Request (QAR).

All required investigational work (such as OOS investigations, troubleshooting chromatographic methods, etc.) may be conducted without prior approval from Urigen, for up to 4 scientist hours per occurrence. If the additional work requires going beyond 4 hours, Urigen will be contacted prior to continuation. All investigational retesting performed that is not directly due to a Cardinal Health error will be invoiced to Urigen.

Section 7.     Invoicing and Payment Terms

7.1.               Invoicing

Cardinal Health will issue monthly invoices for work in process.

7.2.               Payment Terms

Payments toward all invoices are due within 30 days of receipt of invoice and are non-refundable. Any applicable wire transfer fee must be included in the payment issued to Cardinal Health. Remit all payments to:

Cardinal Health PTS, LLC
4673 Collections Center Drive
Chicago, IL 60693
Phone: 919-481-4855

Section 8.     Additional Project Terms

8.1.     Termination / Cancellation

Either party may terminate the Project or any portion thereof at any time by providing forty-five (45) days written notice. In the event of a termination by Urigen, Cardinal Health will promptly scale down the affected portion of the Project to avoid (or minimize, where non-cancelable) any further related expenses. On the effective date of termination, Urigen will make payment to Cardinal Health in an amount equal to the costs incurred by Cardinal Health for all work performed prior to the effective date, any costs necessary to scale-down the Project, any non-cancelable commitments made by Cardinal Health prior to notice of termination, and any cancellation fees pursuant to the details below. Additionally, Cardinal Health will invoice Urigen the cost of any sample/materials, reference materials, equipment, and supplies purchased by Cardinal Health specifically for this project.

If this Project is cancelled by Urigen for purposes within their control, Cardinal Health reserves the right to invoice Project Cancellation fees according to the following schedule: acceptance of quotation but no approved protocol, $500; acceptance of protocol but no laboratory work, $1,500; and after laboratory work has begun, time plus 10%.

9240 Trade Place, Suite 100 • San Diego, CA 92126
Direct: (858) 547-7800 • Facsimile: (858) 693-5989 • www.cardinal.com/pts
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8.2. Standard Terms and Conditions

All work performed under this quotation is subject to the Standard Terms and Conditions between Cardinal Health and Urigen as defined as follows:

A.       [Illegible] By Cardinal Health.

B.                        Audits. Client may conduct one quality assurance facility audit per year at no cost. Additional audits will be invoiced separately at the current rate for such services.

C.                        Regulatory Inspections. Cardinal Health will promptly notify Client of any regulatory inspections directly relating to the Project. Client accepts reasonable and documented costs charged by a regulatory authority for inspections directly related to the Project.

D.                       Price Changes. Cardinal Health may revise the prices provided in this Quotation if (i) Client’s requirements or any Client-provided Information is inaccurate or incomplete, (ii) Client revises Cardinal Health’s responsibilities, the Specifications, the Project instructions, procedures, assumptions, processes, test protocols, test methods or analytical requirements, to the extent applicable to the Project, or (iii) for such other reasons set forth in the Quotation.

E.                         Payments. Cardinal Health will invoice Client as set forth in the Quotation. Cardinal Health charges a late payment fee of 1 ½% per month for payments not received by the date specified in the Quotation. Failure to bill for interest due shall not be a waiver of Cardinal Health’s right to charge interest.

F.                         Taxes. Client will pay any sales, use, gross receipts, compensating or other taxes, licenses, or fees (excluding Cardinal Health’s net income and franchise taxes) to be paid by Cardinal Health to any tax jurisdiction arising from the Project.

G.                        Hazardous Materials. Client warrants to Cardinal Health that no specific safe handling instructions are applicable to any substance or material provided by Client to Cardinal Health, except as disclosed to Cardinal Health in writing by the Client in sufficient time for review and training by Cardinal Health prior to delivery. Where appropriate or required by law, Client will provide a Material Safety Data Sheet for all Client-provided materials, finished Product, and reference standards.

H.                       Shipment. Unless otherwise specified in the Quotation, all product, raw materials and components shipped by Cardinal Health are delivered F.O.B. Cardinal Health’s facilities.

I.                            Limitations of Liability. NOTWITHSTANDING ANY OTHER PROVISION IN THIS QUOTATION, CARDINAL HEALTH’S LIABILITY UNDER THIS QUOTATION SHALL NOT EXCEED THE TOTAL AMOUNT PAID BY CLIENT TO CARDINAL HEALTH HEREUNDER (BUT EXCLUDING FEES FOR PROCURING COMPARATOR DRUG). NOTWITHSTANDING THE FOREGOING, CARDINAL HEALTH’S LIABILITY FOR LOSSES TO API, BULK DRUG PRODUCT OR OTHER MATERIALS PROVIDED BY CLIENT, WHETHER OR NOT INCORPORATED INTO FINISHED PRODUCT, SHALL NOT EXCEED $5,000. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES, WHETHER OR NOT FORESEEABLE, ARISING FROM THE PROJECT OR THIS QUOTATION.

J.                           Confidentiality. All information disclosed by a party in connection with this Quotation shall be confidential information, unless such information is (1) already known to the receiving party, as evidenced by written records; (2) independently developed or discovered by the receiving party without the use of the disclosing party’s confidential information, as evidenced by written records; (3) in the public domain other than through the fault of the receiving party; (4) disclosed to the receiving party by a third party not in breach of a duty of confidentiality owed to the disclosing party; or (5) required to be disclosed by law, or court or administrative order; provided, that the receiving party first gives prompt notice thereof to the disclosing party. Neither party shall, without the other party’s prior written consent, use the confidential information of the other party or disclose such information to anyone other than employees of the receiving party or its affiliated entities who require such information to perform such party’s obligations under this Quotation. This undertaking shall survive for 7 years following termination of this Quotation.

K.                       Intellectual Property. All Cardinal Health Materials, including without limitation, all improvements, developments, derivatives or modifications to the Cardinal Health Materials, shall be owned exclusively by Cardinal Health. All Client Materials, including, without limitation, all improvements, developments, derivatives or modifications to the Client Materials shall be owned exclusively by Client. All improvements, developments, derivatives or modifications to a Generic Drug, if any, shall be owned jointly by Cardinal Health and Client For purposes hereof, “Cardinal Health Materials” means all Cardinal Health proprietary information, intellectual property, and developments, including without limitation, all patents, patent applications, know-how, inventions, designs, concepts, improvements, technical information, manuals, instructions or specifications, which are owned, licensed or used by Cardinal Health in developing, formulating, manufacturing, filling, processing (sterile or non-sterile), packaging, analysis or testing pharmaceutical products and the packaging equipment, processes or methods of

9240 Trade Place, Suite 100 • San Diego, CA 92126
Direct: (858) 547-7800 • Facsimile: (858) 693-5989 • www.cardinal.com/pts
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packaging, or any improvements to any of the foregoing. For purposes hereof, “Client Materials” means all proprietary information, intellectual property, and developments, including without limitation, all patents, patent applications, know-how, inventions, designs, concepts, improvements, technical information, manuals, instructions or specifications, which are owned, licensed or used by Client relating to Client’s patented API (specifically excluding any API that does not have any unexpired patents owned or licensed by Client; each such API, a “Generic Drug”) or the formulation thereof.

L.                         Warranties. Cardinal Health will perform the Project in accordance with the Specifications, Project Instructions and United States current Good Manufacturing Practices or current Good Laboratory Practices, as applicable. THE WARRANTIES SET FORTH IN THE QUOTATION AND THESE STANDARD TERMS AND CONDITIONS ARE THE SOLE AND EXCLUSIVE WARRANTIES MADE BY CARDINAL HEALTH TO CLIENT AND THERE ARE NO OTHER WARRANTIES, REPRESENTATIONS OR GUARANTEES OF ANY KIND WHATSOEVER, EITHER EXPRESS OR IMPLIED, REGARDING THE PRODUCTS OR PROJECT, INCLUDING WITHOUT LIMITATION ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

M.                    Client Obligations. Unless otherwise agreed to by the parties in writing, Client is solely responsible to (i) provide complete and accurate scientific data regarding the Project, (ii) if applicable, review and approve all in-process and finished product test results to ensure conformity of such results with the product Specifications, regardless of which party is responsible for finished product release, (iii) prepare all submissions to regulatory authorities, and (iv) perform such other obligations of Client set forth in the Quotation.

N.                       Indemnification. Client will indemnify and hold harmless Cardinal Health, its affiliates and their officers, directors, agents and employees against any third party claim arising directly or indirectly from (a) the manufacture, promotion, marketing, distribution or sale of the Product, (b) use or exposure to the Product, (c) exposure to materials provided by Client, (d) negligence or willful misconduct of Client, (e) breach of this Quotation by Client, or (f) use of any intellectual property provided by Client to Cardinal Health. Cardinal Health will indemnify Client for any third party claim arising from (i) any negligence or willful misconduct by Cardinal Health, or (ii) Cardinal Health’s breach of this Quotation.

O.                       Set-Off. Without limiting Cardinal Health’s rights under law or in equity, Cardinal Health and its affiliates, parent or related entities, collectively or individually, may exercise a right of set-off against all amounts due to Cardinal Health from Client. For purposes of this Section, Cardinal Health, its affiliates, parent or related entitles shall be deemed to be a single creditor.

P.                         Force Majeure. Neither party will be liable for any failure to perform or for delay in performance resulting from any cause beyond its reasonable control, including without limitation, acts of God, fires, floods, or weather; strikes or lockouts, factory shutdowns, embargoes, wars, hostilities or riots, shortages in transportation; provided, however, that if Cardinal Health cannot complete an order within ninety (90) days due to any such cause, Client may terminate this Quotation without liability to Cardinal Health.

Q.                       Use and Disposal. Client represents and warrants to Cardinal Health that Client will hold, use and/or dispose of Product and materials provided by Cardinal Health in accordance with all applicable laws, rules and regulations.

R.                        Record Retention. Unless the parties otherwise agree in writing, Cardinal Health will retain batch, laboratory and other technical records for the minimum period required by applicable law.

S.                         Independent Contractor. It is expressly agreed that Cardinal Health and Client shall be independent contractors and that the relationship between the two parties shall not constitute a partnership, joint venture or agency.

T.                        Publicity. Neither party will make any press release or public disclosure regarding this Quotation or the transactions contemplated hereby without the other party’s express prior written consent, except as required by applicable law or by any governmental agency, in which case the party required to make the press release or public disclosure shall use commercially reasonable efforts to obtain the approval of the other party as to the form, nature and extent of the press release or public disclosure prior to making the public disclosure.

U.                       Authority. Client grants Cardinal Health full authority to use any Client supplied materials or substances. Client and Cardinal Health each represent and warrant that it has taken all necessary action on its part to authorize the execution and delivery of this Quotation and this Quotation has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

V.                        Amendment & Precedence. This Quotation constitutes the entire agreement of the parties related to the Project and may not be modified without the other party’s prior written consent. These Standard Terms and Conditions supercede any conflicting terms and conditions set forth in the Quotation. Any previous written acknowledgement, statement or prior understanding between the parties related to the Project is superceded by this Quotation.

W.                   Dispute Resolution. If a dispute arises between the parties in connection with this Quotation, the respective presidents or Senior Executives of Cardinal Health and Client shall first, attempt to resolve the dispute. If such parties cannot resolve the dispute, such Dispute shall be resolved in the jurisdiction of the defendant party by binding arbitration in accordance with the then existing commercial arbitration rules of The CPR institute for Dispute Resolution, 366 Madison Avenue, New York, NY 10017.

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Direct: (858) 547-7800 • Facsimile: (858) 693-5989 • www.cardinal.com/pts
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X. Survival. These Standard Terms and Conditions shall survive termination or expiration of this Quotation.

Section 9. Project Approval and Authorization

By signing below, Urigen agrees to the project details as set forth in this Quotation,

Urigen, Inc.	Cardinal Health PTS, LLC

/s/ William J. Garner	/s/ Richard Bunnell, Ph.D.
Signature	Signature

William J. Garner	Richard Bunnell, Ph.D.
Printed Name	Printed Name

CEO	Director, Dosage Form Design
Title	Title

7-25-05	7-22-05
Date	Date

PO Number

Please sign and return a copy of the Quotation Approval Page via fax to Nick Sanna at
858-693-5989 or email at nick.sanna@cardinal.com.

All invoicing is to be sent directly to (please fill out, unless provided previously):

Company: Urigen, Inc.

Name:	William J. Garner

Department:

Telephone Number:	917-653-0470

Address:	1701 Jackson Street, 102

San Francisco, CA 94109

9240 Trade Place, Suite 100 • San Diego, CA 92126
Direct: (858) 547-7800 • Facsimile: (858) 693-5989 • www.cardinal.com/pts
CONFIDENTIAL